Exhibit 99.1

Q4 2019 Fixed Income Release

Denver, Colorado February 13, 2020: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial* and operating information for its fixed- income borrowing groups for the three months (“Q4”) and full year (“FY”) ended December 31, 2019 as compared to the results for the same periods in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the December 31, 2019 audited consolidated financial statements for each of our fixed-income borrowing groups prior to the end of March 2020, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the “Fixed Income” heading. Convenience translations provided herein are calculated as of December 31, 2019.

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Virgin Media Reports Preliminary Q4 2019 Results
Operating Free Cash Flow Increased 26% in 2019
Q4 Cable ARPU Grew 1.6% Driving 1.3% Rebased1 Revenue Growth
Added 154,000 Lightning Premises in Q4 and 505,000 in 2019; Cumulative New Build now at 2.1 Million
Virgin Media Inc. (“Virgin Media”) is the leading cable operator in the U.K. and Ireland, delivering 14.6 million broadband, video and fixed-line telephony services to 6.0 million cable customers and mobile services to 3.3 million subscribers at December 31, 2019.

Operating highlights:

•	In 2019, Virgin Media increased rebased operating free cash flow (OFCF) by 26.4% as we continued to balance price and volume and improved capital intensity by 500 bps YoY to 23.9%

◦	In Q4, rebased OFCF increased 11.8% as capital intensity declined to 26.2% while increasing the volume of Lightning premises built YoY

•	Our U.K. price rise, which was fully effective by October 1, underpinned ARPU growth in the quarter

◦	Q4 rebased cable ARPU was up 1.6% to £52.44; this reflected a 2.3% increase in rental ARPU, with the benefit from the U.K. price rise partially offset by ongoing phone usage declines

•	We have enhanced the value of our customer base through disciplined acquisitions and retentions and a sustained focus on higher-value TV bundles, which contributed to lower capital expenditures

◦
Our customer base increased by 7,000 in 2019, despite a 9,000 customer loss in Q4 when growth from new build areas was offset by attrition in our non-Lightning footprint as competitor discounting increased

•	Our FMC bundles, which launched mid-year, supported record postpaid net adds of 266,000 in 2019, with 76,000 adds in Q4, and drove our fixed-mobile converged penetration to 21.2%

•	Implementation of our mid-term growth plan has continued at pace during Q4 and into 2020

◦	In November, we signed a 5-year MVNO deal with Vodafone U.K., which will allow us to launch 5G services and deliver cost efficiencies

◦	Our Gigabit broadband rollout started in Q4 and 1 Gbps speeds are now available in three locations. Network-wide gigabit broadband coverage is on target for the end of 2021

◦	Announced a complimentary speed boost to 100 Mbps for over a million customers in January; this is one of a number of customer loyalty measures which will be rolled out through 2020

•	In B2B, we grew our SOHO RGU base by 7.9% YoY in Q4 and delivered wholesale contract wins for the provision of dark fibre and backhaul services

•	Virgin Media Television remains the largest commercial broadcaster in the Republic of Ireland with a 16% share in viewership across our three free-to-air channels

•
Announced the appointment of Severina Pascu as Chief Financial Officer and Deputy Chief Executive Officer. Along with her finance duties, Severina has responsibility for running our consumer operations comprising customer care, field operations, delivery, supply chain and logistics

Financial highlights:

•	Revenue of £1,331.7 million in Q4 was up 1.3% YoY on a rebased basis

•	Rebased residential cable revenue growth of 1.4% in Q4 was due to a YoY increase in cable ARPU partially offset a decline in cable RGUs and a decrease in non-subscription revenue

•
Rebased Q4 residential mobile revenue increased 3.4% due to the take-up of higher value postpaid data bundles and a revenue benefit arising from the sale of future commission payments on customer handset insurance arrangements

•	Rebased B2B revenue declined 0.9% in Q4 driven by a 2.2% decrease in non-subscription revenue, partially offset by a 10.2% increase in subscription revenue due to growth in SOHO RGUs

◦
The decline in B2B non-subscription revenue reflects the net effect of a reduction in revenue from data services, equipment sales and installations and an increase in revenue from dark fibre wholesale contract wins in the quarter

•
Operating income decreased YoY to £35.2 million in Q4 due to the net effect of (i) a reduction in Segment OCF[2], as described below, (ii) lower share-based compensation expense, (iii) increased related-party fees and allocations, net, (iv) lower depreciation and amortisation and (v) higher impairment, restructuring and other operating items, net

•
Rebased Segment OCF declined 1.4% in Q4, reflecting the aforementioned revenue performance which was more than offset by a net increase in our cost base due to (i) a £9.8 million net increase in network taxes, (ii) a reduction in B2B cost of sales, (iii) higher mobile data costs, (iv) higher marketing spend and (v) an increase in programming costs

•	Property and equipment (“P&E”) additions decreased by 9.2% YoY to £348.5 million in Q4 primarily due to lower spend on customer premises equipment and increased efficiency of our Lightning build

•	Rebased operating free cash flow increased 11.8% in Q4 driven by a reduction in capital intensity to 26.2%, compared to 29.1% in Q4 2018

•	At December 31, 2019, our fully-swapped third-party debt borrowing cost was 4.7% and the average tenor of our third-party debt (excluding vendor financing) was 7.3 years

◦
In October, we issued (i) $3.3 billion Term Loan N due 2028, (ii) €750 million Term Loan O due 2029 and (iii) £400 million 4.25% Senior Secured Notes due 2030. The proceeds were used to redeem (i) $3.4 billion Term Loan K, (ii) $1 billion 5.25% Senior Secured Notes due 2026 and (iii) £300 million 5.125% Senior Secured Notes due 2025

◦
In December, our existing revolving credit facilities were replaced by a new revolving facility with a maximum borrowing capacity equivalent to £1.0 billion and an extended maturity date of January 31, 2026

•
At December 31, 2019, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Secured and Total Net Debt to Annualised EBITDA (last two quarters annualised) were 3.76x and 4.30x, respectively, each as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualised EBITDA would have been 5.10x at December 31, 2019

•
At December 31, 2019, we had maximum undrawn commitments of £1.0 billion equivalent. When our compliance reporting requirements have been completed and assuming no change from December 31, 2019 borrowing levels, we anticipate the borrowing capacity will be limited to £922 million equivalent

Operating Statistics Summary

	As of and for the three months ended
	December 31,
	2019	2018
Footprint
Homes Passed	15,834,300	15,340,300

Subscribers (RGUs)
Internet	5,649,200	5,600,300
Basic Video	—	4,500
Enhanced Video	3,967,800	4,138,600
Total Video	3,967,800	4,143,100
Telephony	4,940,600	4,923,500
Total RGUs	14,557,600	14,666,900

Q4 Organic[3] RGU Net Additions (Losses)
Internet	900	22,300
Basic Video	—	(2,000)
Enhanced Video	(74,100)	(27,000)
Total Video	(74,100)	(29,000)
Telephony	(37,700)	30,200
Total organic RGU net additions (losses)	(110,900)	23,500

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	5,953,500	5,946,600
Q4 Organic[3] Fixed-Line Customer Relationship net additions (losses)	(9,400)	9,000

RGUs per Fixed-Line Customer Relationship	2.45	2.47
Q4 Monthly ARPU per Fixed-Line Customer Relationship	£52.44	£51.71
U.K. Q4 Monthly ARPU per Fixed-Line Customer Relationship	£52.47	£51.70

Customer Bundling
Single-Play	16.3%	16.4%
Double-Play	22.9%	20.6%
Triple-Play	60.8%	63.0%

Fixed-mobile Convergence	21.2%	19.5%

Mobile Subscribers
Postpaid	3,013,200	2,744,300
Prepaid	263,900	376,700
Total Mobile subscribers	3,277,100	3,121,000

Q4 organic Postpaid net additions	75,600	51,300
Q4 organic Prepaid net losses	(33,500)	(33,900)
Total organic[3] Mobile net additions	42,100	17,400

Q4 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	£10.97	£11.45
Excluding interconnect revenue	£9.44	£9.82

Financial Results, Segment OCF Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2019 and 2018:

	Three months ended		Rebased Change	Year ended		Rebased Change
	December 31,			December 31,
	2019	2018		2019	2018
	in millions, except % amounts
Revenue
Residential cable revenue:
Subscription	£914.3	£901.4	1.7%	£3,606.2	£3,567.3	1.2%
Non-subscription	16.2	18.4	(12.2%)	59.5	71.1	(16.4%)
Total residential cable revenue	930.5	919.8	1.4%	3,665.7	3,638.4	0.8%
Residential mobile revenue:
Subscription	92.1	89.2	3.4%	361.4	360.1	0.4%
Non-subscription	85.1	82.6	3.3%	294.5	303.4	(2.9%)
Total residential mobile revenue	177.2	171.8	3.4%	655.9	663.5	(1.1%)
Business revenue:
Subscription	23.0	22.9	10.2%	89.0	78.9	15.0%
Non-subscription	178.5	180.6	(2.2%)	686.3	699.1	(2.0%)
Total business revenue	201.5	203.5	(0.9%)	775.3	778.0	(0.3%)
Other revenue	22.5	22.8	0.9%	71.3	70.4	2.5%
Total revenue	£1,331.7	£1,317.9	1.3%	£5,168.2	£5,150.3	0.4%

Segment OCF[2]
Segment OCF	£592.2	£601.7	(1.4%)	£2,192.3	£2,246.3	(2.3%)

Operating income	£35.2	£71.4		£86.7	£206.9
Share-based compensation expense	10.6	11.9		48.3	28.7
Related-party fees and allocations, net	81.2	38.7		225.4	110.6
Depreciation and amortisation	418.1	455.0		1,738.2	1,798.2
Impairment, restructuring and other operating items, net	47.1	24.7		93.7	101.9
Segment OCF	£592.2	£601.7		£2,192.3	£2,246.3

Segment OCF as a percentage of revenue	44.5%	45.7%		42.4%	43.6%

Operating income as a percentage of revenue	2.6%	5.4%		1.7%	4.0%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
	in millions, except % amounts
Customer premises equipment	£73.9	£112.0	£358.6	£492.8
New build and upgrade	109.4	114.2	392.2	431.7
Capacity	36.7	31.9	129.2	116.7
Product and enablers	52.3	49.9	157.6	165.5
Baseline	76.2	75.8	196.9	281.8
Property and equipment additions	348.5	383.8	1,234.5	1,488.5
Assets acquired under capital-related vendor financing arrangements	(212.9)	(247.2)	(838.6)	(1,057.2)
Assets acquired under finance leases	(0.1)	(2.1)	(5.5)	(6.8)
Changes in liabilities related to capital expenditures (including related-party amounts)	(32.9)	(30.4)	37.7	7.3
Total capital expenditures[4]	£102.6	£104.1	£428.1	£431.8

Property and equipment additions as a percentage of revenue	26.2%	29.1%	23.9%	28.9%

Operating Free Cash Flow
Segment OCF	£592.2	£601.7	£2,192.3	£2,246.3
Property and equipment additions	(348.5)	(383.8)	(1,234.5)	(1,488.5)
Operating free cash flow	£243.7	£217.9	£957.8	£757.8

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and pound sterling equivalent of the nominal amount outstanding of Virgin Media’s consolidated third-party debt, finance lease obligations and cash and cash equivalents:

	December 31,		September 30,
	2019		2019
	Borrowing currency	£ equivalent
	in millions
Senior and Senior Secured Credit Facilities:
Term Loan K (LIBOR + 2.50%) due 2026	$—	£—	£2,766.5
Term Loan L (LIBOR + 3.25%) due 2027	£400.0	400.0	400.0
Term Loan M (LIBOR + 3.25%) due 2027	£500.0	500.0	500.0
Term Loan N (LIBOR + 2.50%) due 2028	$3,300.0	2,488.1	—
Term Loan O (EURIBOR + 2.50%) due 2029	€750.0	635.0	—
£1,000 million (equivalent) RCF (LIBOR + 2.75%) due 2026	£—	—	—
VM Financing Facility	£91.4	91.4	101.2
VM Financing Facility II	£12.2	12.2	38.5
Total Senior and Senior Secured Credit Facilities		4,126.7	3,806.2

Senior Secured Notes:
5.125% GBP Senior Secured Notes due 2025	£—	—	300.0
6.00% GBP Senior Secured Notes due 2025[5]	£521.3	521.3	521.3
5.25% USD Senior Secured Notes due 2026	$—	—	813.7
5.50% USD Senior Secured Notes due 2026	$750.0	565.5	610.2
4.875% GBP Senior Secured Notes due 2027	£525.0	525.0	525.0
5.00% GBP Senior Secured Notes due 2027	£675.0	675.0	675.0
6.25% GBP Senior Secured Notes due 2029	£360.0	360.0	360.0
5.50% USD Senior Secured Notes due 2029	$1,425.0	1,074.4	1,159.5
5.25% GBP Senior Secured Notes due 2029	£340.0	340.0	340.0
4.25% GBP Senior Secured Notes due 2030	£400.0	400.0	—
Total Senior Secured Notes		4,461.2	5,304.7

Senior Notes:
4.875% USD Senior Notes due 2022	$71.6	54.0	58.3
5.25% USD Senior Notes due 2022	$51.5	38.8	41.9
5.125% GBP Senior Notes due 2022	£44.1	44.1	44.1
6.00% USD Senior Notes due 2024	$497.0	374.7	404.4
4.50% EUR Senior Notes due 2025	€460.0	389.5	408.1
5.75% USD Senior Notes due 2025	$388.7	293.1	316.2
Total Senior Notes		1,194.2	1,273.0

Vendor financing		1,835.0	1,792.1
Other debt		337.1	481.1
Finance lease obligations		52.9	54.3
Total third-party debt and finance lease obligations		12,007.1	12,711.4
Deferred financing costs, discounts and premiums, net		(17.5)	(18.6)
Total carrying amount of third-party debt and finance lease obligations		11,989.6	12,692.8
Less: cash and cash equivalents		34.5	34.6
Net carrying amount of third-party debt and finance lease obligations[6]		£11,955.1	£12,658.2

Exchange rate (€ to £)		1.1811	1.1272
Exchange rate ($ to £)		1.3263	1.2290

Covenant Debt Information
The following table details the pound sterling equivalent of the reconciliation from Virgin Media’s consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The pound sterling equivalents presented below are based on exchange rates that were in effect as of December 31, 2019 and September 30, 2019. These amounts are presented for illustrative purposes only and will likely differ from the actual cash receipts in future periods.

	December 31,	September 30,
	2019	2019
	in millions
Total third-party debt and finance lease obligations (£ equivalent)	£12,007.1	£12,711.4
Vendor financing	(1,835.0)	(1,792.1)
Other debt	(276.0)	(261.9)
Finance lease obligations	(52.9)	(54.3)
Projected principal-related cash payments associated with our cross-currency derivative instruments	(350.1)	(1,014.0)
Total covenant amount of third-party gross debt	9,493.1	9,589.1
Cash and cash equivalents	(34.5)	(34.6)
Total covenant amount of third-party net debt	£9,458.6	£9,554.5

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UPC Holding Reports Preliminary Q4 2019 Results
UPC Switzerland successfully driving 1 Gig speeds and Horizon 4
Converged bundles resonating in Switzerland and Poland
Baptiest Coopmans appointed as CEO of UPC Switzerland
UPC Holding Group (“UPC Holding”) provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms. The information in this release relates to our operations in Switzerland, Poland and Slovakia, unless otherwise indicated (Poland and Slovakia are collectively referred to as "CEE"). Our operations connected 2.7 million customers subscribing to 5.7 million television, internet and fixed-line telephony services and served 209,700 mobile subscribers at December 31, 2019.

Operating and strategic highlights:

•	UPC Switzerland’s new 1 Gigabit broadband service gained traction in Q4 among both new and existing customers, already reaching a base of over 30,000 customers at the end of 2019

•	Swiss digitization program achieved key milestone with the launch of the new MyUPC portal, enabling customers to more easily manage their services online and through the mobile app

•	Appointed Baptiest Coopmans, currently Senior VP Operations for Liberty Global, as CEO of UPC Switzerland with oversight for UPC Poland and Slovakia

•	Swiss Q4 ARPU per customer of CHF 69.78 decreased 2.5% YoY on a rebased[1] basis, due to higher front-book discounts

•	CEE Q4 ARPU per customer of €20.05 grew 1.0% YoY on a rebased basis, due to an improved tier mix

•	Improved fixed customer performance YoY as Q4 customer relationship loss reduced to 9,000 as compared to a loss of 14,000 in Q4 2018

◦
Switzerland lost 23,000 customers in Q4, which was a YoY improvement as compared to a loss of 32,000 in Q4 2018, driven by lower video churn. Q4 volumes are generally impacted by billing cycles, with a meaningful portion of the base still paying annually

◦	CEE added 14,000 customers in Q4, as compared to 18,000 in Q4 2018, as customer growth contribution from new build areas has been largely in-line YoY

◦	Improved customer mix with 69% of the base in a bundle in Q4, as compared to 67% in Q4 2018

•	Horizon 4 (UPC TV) reached a base of 243,000 customers in Switzerland, representing ~24% of the total video base

•	Mobile additions were 16,000 in Q4, as compared to 8,000 in the prior year period

◦	UPC Poland added 4,000 subscribers in Q4 following the launch of its new mobile offering in Q3 2019

◦	UPC Switzerland continued to drive its fixed-mobile convergence penetration to 19%, as compared to 14% in Q4 2018

Financial highlights:

•	Rebased revenue declined 1.7% YoY in Q4 to €394 million

◦
Swiss rebased revenue declined 3.5% YoY in Q4, primarily due to the net effect of (i) a decrease in residential cable subscription revenue driven by a loss in subscribers and lower ARPU and (ii) an increase in mobile revenue driven by an increase in both subscribers and handset sales

◦	CEE rebased revenue grew 3.5% YoY in Q4 due to an increase in residential cable subscription revenue driven by new build areas

•	Operating income decreased 39.5% in Q4 to €47 million, largely driven by the decrease in OCF[2]

•	Rebased Segment OCF declined 11.9% YoY in Q4 to €184 million

◦	Swiss rebased Segment OCF declined 13.1% in Q4, largely due to (i) the aforementioned loss of residential cable subscription revenue and (ii) higher interconnect and roaming costs

◦
CEE rebased Segment OCF decreased 10.7% in Q4, as an increase in programming and project-related external spend was only partially offset by the aforementioned increase in residential cable subscription revenue

•	Q4 segment property and equipment additions were 25.5% of revenue, down from 31.2% in the prior year period

◦	The Q4 decrease was largely driven by seasonality of investments in network capacity, technology facilities and IT projects

◦	Q4 property and equipment additions were 22.4% of revenue for Switzerland and 33.9% for CEE, with the elevated level for CEE driven by phasing of upgrade projects

•	At December 31, 2019, our fully-swapped third-party debt borrowing cost was 4.4% and the average tenor of our third-party debt (excluding vendor financing) was over 7 years

•
At December 31, 2019, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Senior Secured and Total Net Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding were 2.85x and 4.43x, respectively, as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualized EBITDA for UPC Holding would have been 5.19x at December 31, 2019

•
At December 31, 2019, we had maximum undrawn commitments of €990.1 million. When our Q4 compliance reporting requirements have been completed and assuming no change from December 31, 2019 borrowing levels, we anticipate the borrowing capacity will be limited to €828.8 million

•
In January, UPC issued (i) $700 million Term Loan AT due 2028 at LIBOR + 2.25% and (ii) €400 million Term Loan AU due 2029 at EURIBOR + 2.5%. The net proceeds were used to redeem in full the $1,140 million 5.375% USD SSN due 2025

Operating Statistics Summary

	As of and for the three months ended
	December 31,
		2019		2018

Footprint
Homes Passed		6,539,600		6,415,900

Subscribers (RGUs)
Internet		2,031,600		2,012,300
Basic Video		644,100		645,400
Enhanced Video		1,802,700		1,830,800
Total Video		2,446,800		2,476,200

Telephony		1,268,000		1,258,300
Total RGUs		5,746,400		5,746,800

Q4 Organic[3] RGU Net Additions (Losses)
Internet		9,600		11,200
Basic Video		(4,100)		(19,200)
Enhanced Video		2,000		(400)
Total Video		(2,100)		(19,600)

Telephony		(6,300)		6,800
Total organic RGU net additions (losses)		1,200		(1,600)

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers		73.7%		73.9%
Internet as % of Homes Passed		31.1%		31.4%
Telephony as % of Homes Passed		19.4%		19.6%

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships		2,715,600		2,757,700
Q4 Organic[3] Fixed-Line Customer Relationship net losses		(9,200)		(14,400)
RGUs per Fixed-Line Customer Relationship		2.12		2.08
Q4 Monthly ARPU per Fixed-Line Customer Relationship		€36.90		€37.57
Switzerland Q4 Monthly ARPU per Fixed-Line Customer Relationship	CHF	69.78	CHF	71.55
Continuing CEE Q4 Monthly ARPU per Fixed-Line Customer Relationship		€20.05		€19.91

Customer Bundling
Single-Play		30.9%		33.2%
Double-Play		26.6%		25.2%
Triple-Play		42.5%		41.6%

Mobile Subscribers
Total Mobile Subscribers		209,700		149,500
Q4 Organic[3] Mobile net additions		15,900		8,400

Q4 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue		€31.02		€31.50
Excluding interconnect revenue		€27.84		€28.47

Financial Results, Segment OCF Reconciliation, Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2019 and 2018:

	Three months ended		Rebased Change	Year ended		Rebased Change
	December 31,			December 31,
	2019	2018		2019	2018
	in millions, except % amounts
Revenue
Switzerland	€285.4	€285.2	(3.5%)	€1,124.4	€1,122.3	(3.5%)
Central and Eastern Europe	108.4	104.4	3.5%	424.7	416.5	2.7%
Intersegment eliminations	—	0.1	N.M.	(0.1)	(0.4)	N.M.
Total	€393.8	€389.7	(1.7%)	€1,549.0	€1,538.4	(1.9%)

Segment OCF[2]
Switzerland	€136.8	€151.9	(13.1%)	€560.7	€603.1	(10.3%)
Central and Eastern Europe	47.2	52.8	(10.7%)	191.9	198.0	(2.3%)
Central and Corporate and intersegment eliminations	0.1	(1.5)	N.M.	(3.1)	(5.4)	N.M.
Total Segment OCF	€184.1	€203.2	(11.9%)	€749.5	€795.7	(8.3%)

Operating income	€46.8	€77.4		€213.2	€379.2
Share-based compensation expense	5.1	5.3		20.6	12.3
Related-party fees and allocations, net	44.4	33.6		160.2	54.1
Depreciation and amortization	88.5	86.3		343.3	345.0
Impairment, restructuring and other operating items, net	(0.7)	0.6		12.2	5.1
Total Segment OCF	€184.1	€203.2		€749.5	€795.7

Segment OCF as a percentage of revenue	46.7%	52.1%		48.4%	51.7%

Operating income as a percentage of revenue	11.9%	19.9%		13.8%	24.6%

N.M. - not meaningful

The following table provides details of our operations property and equipment additions and reconciles those additions to the capital expenditures that we present in our combined statements of cash flows:

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
	in millions, except % amounts
Customer premises equipment	€23.0	€22.7	€97.5	€83.4
New build and upgrade	26.1	31.7	89.5	107.7
Capacity	10.4	18.6	39.7	42.0
Product and enablers	17.3	12.8	47.3	26.6
Baseline	23.8	35.7	70.1	82.7
Property and equipment additions	100.6	121.5	344.1	342.4
Assets acquired under capital-related vendor financing arrangements	(104.9)	(93.6)	(405.4)	(364.3)
Assets acquired under finance leases	(0.6)	(1.1)	(3.3)	(1.9)
Changes in current liabilities related to capital expenditures (including related-party amounts)	69.0	49.0	356.9	262.0
Total capital expenditures[4]	€64.1	€75.8	€292.3	€238.2

Regional Property and Equipment Additions
Switzerland	€63.8	€74.3	€248.3	€212.5
Central and Eastern Europe	36.8	47.2	95.8	129.9
Total property and equipment additions	€100.6	€121.5	€344.1	€342.4

Property and equipment additions as a percentage of revenue	25.5%	31.2%	22.2%	22.3%

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amount of UPC Holding’s combined third-party debt, finance lease obligations and cash and cash equivalents.

	December 31,		September 30,
	2019		2019
	Borrowing currency	€ equivalent
	in millions
Senior Credit Facility
5.375% USD Facility AL due 2025	$1,140.0	€1,015.2	€1,045.5
4.000% EUR Facility AK due 2027	€540.0	540.0	540.0
3.625% EUR Facility AQ due 2029	€600.0	600.0	600.0
€990.1 million Revolving Facility AM (EURIBOR + 2.75%) EUR due 2021		—	—
Elimination of Facilities AK, AL and AQ in consolidation		(2,155.2)	(2,185.5)
Total Senior Credit Facilities		—	—

Senior Secured Notes
5.375% USD Senior Secured Notes due 2025	$1,140.0	1,015.2	1,045.5
4.000% EUR Senior Secured Notes due 2027	€540.0	540.0	540.0
3.625% EUR Senior Secured Notes due 2029	€600.0	600.0	600.0
Total Senior Secured Notes		2,155.2	2,185.5

Senior Notes
5.500% USD Senior Notes due 2028	$535.0	476.4	490.7
3.875% EUR Senior Notes due 2029	€594.3	594.3	594.3
Total Senior Notes		1,070.7	1,085.0

Vendor financing		634.6	485.5
Finance lease obligations		20.3	20.5
Total third-party debt and finance lease obligations		3,880.8	3,776.5
Deferred financing costs and discounts		(18.2)	(18.9)
Total carrying amount of third-party debt and finance lease obligations		3,862.6	3,757.6
Less: cash and cash equivalents		22.1	96.6
Net carrying amount of third-party debt and finance lease obligations[6]		€3,840.5	€3,661.0

Exchange rate ($ to €)		1.1229	1.0903

Covenant Debt Information
The following table details the euro equivalent of the reconciliation from UPC Holding’s consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of December 31, 2019 and September 30, 2019. These amounts are presented for illustrative purposes only and will likely differ from the actual cash receipts in future periods.

	December 31,	September 30,
	2019	2019
	in millions
Total third-party debt and finance lease obligations (€ equivalent)	€3,880.8	€3,776.5
Vendor financing	(634.6)	(485.5)
Finance lease obligations	(20.3)	(20.5)
Projected principal-related cash receipts (payments) associated with our cross-currency derivative instruments	35.9	(206.1)
Total covenant amount of third-party gross debt	3,261.8	3,064.4
Cash and cash equivalents	(22.1)	(96.6)
Total covenant amount of third-party net debt	€3,239.7	€2,967.8

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to our financial performance; the anticipated rollout of 1 Gbps broadband service at Virgin Media; anticipated rollout of customer loyalty measures; the strength of our balance sheet and tenor of our third-party debt; use of debt proceeds; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the effects of changes in laws or regulation; the effects of the U.K.’s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Matt Coates	+44 20 8483 6333	Matt Beake	+44 20 8483 6428
John Rea	+1 303 220 4238
Stefan Halters	+44 20 8483 6211

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 333 000 2912	James Lusher	+44 333 000 2900

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in six European countries under the consumer brands Virgin Media, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 11 million customers subscribing to 25 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through millions of access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended December 31, 2019
					Video
	Homes Passed	Fixed-Line Customer Relationships	Total RGUs	Internet Subscribers(i)	Basic Video Subscribers(ii)	Enhanced Video Subscribers	Total Video	Telephony Subscribers(iii)		Total Mobile Subscribers

Operating Data
Switzerland(iv)	2,372,800	1,038,800	2,179,800	661,400	418,700	593,200	1,011,900	506,500		200,700
Poland	3,547,800	1,483,800	3,167,600	1,229,600	196,600	1,067,000	1,263,600	674,400		9,000
Slovakia	619,000	193,000	399,000	140,600	28,800	142,500	171,300	87,100		—
Total UPC Holding continuing ops	6,539,600	2,715,600	5,746,400	2,031,600	644,100	1,802,700	2,446,800	1,268,000		209,700

United Kingdom	14,894,400	5,518,100	13,563,900	5,271,000	—	3,687,400	3,687,400	4,605,500		3,179,500
Ireland	939,900	435,400	993,700	378,200	—	280,400	280,400	335,100		97,600
Total Virgin Media	15,834,300	5,953,500	14,557,600	5,649,200	—	3,967,800	3,967,800	4,940,600	`	3,277,100

Q4 Organic[3] Variance
Switzerland	9,300	(22,700)	(34,300)	(9,800)	(17,000)	(4,800)	(21,800)	(2,700)		11,800
Poland	23,100	13,200	32,400	18,200	12,600	6,200	18,800	(4,600)		4,100
Slovakia	1,100	300	3,100	1,200	300	600	900	1,000		—
Total UPC Holding continuing ops	33,500	(9,200)	1,200	9,600	(4,100)	2,000	(2,100)	(6,300)		15,900

United Kingdom	145,900	(8,100)	(103,800)	1,900	—	(77,600)	(77,600)	(28,100)		42,500
Ireland	3,600	(1,300)	(7,100)	(1,000)	—	3,500	3,500	(9,600)		(400)
Total Virgin Media	149,500	(9,400)	(110,900)	900	—	(74,100)	(74,100)	(37,700)		42,100

	Selected Operating Data — As of December 31, 2019

	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers
Switzerland	—	200,700	200,700
Poland	—	9,000	9,000
Slovakia	—	—	—
Total UPC Holding	—	209,700	209,700

United Kingdom	263,900	2,915,600	3,179,500
Ireland	—	97,600	97,600
Total Virgin Media	263,900	3,013,200	3,277,100

	December 31, 2019 vs. September 30, 2019
Organic[3] Mobile Subscriber Variance
Switzerland	—	11,800	11,800
Poland	—	4,100	4,100
Slovakia	—	—	—
Total UPC Holding	—	15,900	15,900

United Kingdom	(33,500)	76,000	42,500
Ireland	—	(400)	(400)
Total Virgin Media	(33,500)	75,600	42,100

Footnotes for Selected Operating Data and Subscriber Variance Tables

(i)
In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 70,400 subscribers who have requested and received this service.

(ii)	UPC Holding has approximately 27,900 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(iii)
In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 183,300 subscribers who have requested and received this service.

(iv)
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At December 31, 2019, Switzerland’s partner networks account for 118,300 Fixed-Line Customer Relationships, 299,300 RGUs, which include 109,400 Internet Subscribers, 104,200 Enhanced Video Subscribers and 85,700 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks receive basic video services from the partner networks as opposed to our operations. Due to the fact that Switzerland does not own these partner networks, we do not report homes passed for Switzerland’s partner networks.

General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes

1
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue, Segment OCF and OFCF for the three months and year ended December 31, 2018 to reflect the translation of our rebased amounts for the three months and year ended December 31, 2018 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2019. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Operating Cash Flow in Liberty Global’s press release dated February 13, 2020, Liberty Global Reports Q4 2019 Results. The following table provides adjustments made to the 2018 amounts to derive our rebased growth rates for Virgin Media and UPC Holding:

	Three months ended			Year ended
	December 31, 2018			December 31, 2018
	Revenue	Segment OCF	OFCF	Revenue	Segment OCF	OFCF
	in millions
Virgin Media
Foreign Currency	£(3.3)	£(1.7)	£(0.4)	£(3.8)	£(1.8)	£(0.5)

UPC Holding
Foreign Currency	€10.9	€5.8	€3.0	€39.7	€22.5	€14.9

2
During the fourth quarter of 2019, Liberty Global changed the presentation of its consolidated reportable segments with respect to certain operating costs related to its centrally-managed technology and innovation function. For additional information and detail of the impact to the Virgin Media and UPC Holding borrowing groups, see the Appendix.

3
Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

4
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

5	Interest will initially accrue at a rate of 6.0% up to January 15, 2021 and at a rate of 11.0% thereafter.

6	Net third-party debt including finance lease obligations is not a defined term under U.S. GAAP and may not therefore be comparable with other similarly titled measures reported by other companies.

Glossary
ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed-line customer relationship or mobile subscriber, as applicable. Following the adoption of ASU 2014-09 for Virgin Media and UPC Holding, subscription revenue excludes interconnect fees, channel carriage fees, mobile handset sales and late fees, but includes the amortization of installation fees. Prior to the adoption of ASU 2014-09, installation fees were excluded from subscription revenue. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed-line customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed-line customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions, FX and the new revenue recognition accounting standards on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and OCF, as further described in footnote 1 above.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Broadband and Telephony Penetration: is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by total Homes Passed.

Business-to-Business (“B2B”) Subscription Revenue: revenue from services to certain SOHO subscribers (fixed and mobile). B2B non-subscription revenue includes business broadband internet, video, voice, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.

Customer Churn: the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

DTH Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

Enhanced Video Penetration: calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.

Enhanced Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Fixed-Line Customer Relationships: the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Fully-Swapped Third-Party Debt Borrowing Cost: the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

Homes Passed: homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.
Internet Subscriber: a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers do not include customers that receive services from dial-up connections.

Lightning premises: includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in the U.K. and Ireland. Project Lightning infill build relates to construction in areas adjacent to our existing network.

MDU: Multiple Dwelling Unit.

Mobile Subscriber Count: the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

OFCF: As used herein, Operating Free Cash Flow or "OFCF" represents Segment OCF less property and equipment additions. OFCF is an additional metric that we use to measure the performance of our operations after considering the level of property and equipment additions incurred during the period. For limitations of OFCF, see the definition of Segment OCF.

Property and equipment additions (“P&E additions”): includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

Segment OCF: the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Segment OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our Segment OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of operating income to Segment OCF is presented in the applicable sections of this release.

SDU: Single Dwelling Unit.

SIM: Subscriber Identification Module.

SME: Small or Medium Enterprise.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: United States Generally Accepted Accounting Principles.

YoY: Year-over-year.

Appendix - Supplemental Segment OCF information

The following table presents (i) reported Segment OCF and (ii) percentage change from period to period for Segment OCF on a rebased basis for our Virgin Media and UPC Holding borrowing groups:

	Year ended			Increase/(decrease)
	December 31,			Rebased %
	2019	2018	2017	2019	2018
	in millions, except % amounts

Segment OCF:
Virgin Media	£2,192.3	£2,246.3	£2,173.8	(2.3)	3.3

UPC Holding:
Switzerland	€560.7	€603.1	€707.8	(10.3)	(11.3)
Central and Eastern Europe	191.9	198.0	195.4	(2.3)	1.4
Central and Corporate and intersegment eliminations	(3.1)	(5.4)	(4.1)	N.M.	N.M.
Total UPC Holding Segment OCF	€749.5	€795.7	€899.1	(8.3)	(8.2)

Centrally-held Operating Cost Allocations
During the fourth quarter of 2019, we changed the presentation of certain operating costs related to our centrally-managed technology and innovation function. These costs, which were previously included in Central and Corporate , are now allocated to our consolidated reportable segments. This change, which we refer to as the “Centrally-held Operating Cost Allocation”, was made as a result of internal changes with respect to the way in which our chief operating decision maker evaluates the Segment OCF of our operating segments. Segment information of our borrowing groups for all periods presented has been revised to reflect this change. The following table provides a summary of the impact on the Segment OCF of our borrowing groups that resulted from the Centrally-held Operating Cost Allocation.

	Year ended December 31,
	2019	2018	2017
	in millions
Decrease to reported Segment OCF:
Virgin Media	£(52.1)	£(46.3)	£(40.7)

UPC Holding:
Switzerland	€(29.5)	€(31.1)	€(28.0)
Central and Eastern Europe	(13.1)	(13.1)	(11.8)
Total decrease to UPC Holding Segment OCF	€(42.6)	€(44.2)	€(39.8)